FILED PURSUANT TO RULE 424(B)(3)

File Number 333-181873

SUNGARD DATA SYSTEMS INC.

SUPPLEMENT NO. 6 TO

MARKET-MAKING PROSPECTUS DATED JUNE 18, 2012

THE DATE OF THIS SUPPLEMENT IS NOVEMBER 14, 2012

ON NOVEMBER 13, 2012, SUNGARD DATA SYSTEMS INC. FILED THE ATTACHED

CURRENT REPORT ON FORM 8-K DATED NOVEMBER 7, 2012

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 7, 2012

Commission file numbers:

SunGard Capital Corp. 000-53653

SunGard Capital Corp. II 000-53654

SunGard Data Systems Inc. 1-12989

SunGard® Capital Corp.

SunGard® Capital Corp. II

SunGard® Data Systems Inc.

(Exact name of registrant as specified in its charter)

Delaware Delaware Delaware	20-3059890 20-3060101 51-0267091
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

680 East Swedesford Road Wayne, Pennsylvania	19087
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (484) 582-2000

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03 Material Modification to Rights of Security Holders.

On November 7, 2012, SunGard Capital Corp. (“SCC”) filed a Second Amended and Restated Certificate of Incorporation (the “Restated Certificate”) with the Secretary of State of the State of Delaware, removing the specific class rights to elect directors of SCC associated with Class A-1 through Class A-7 of SCC’s common stock and making certain other amendments incidental thereto. The Restated Certificate became effective on November 7, 2012.

A copy of the Restated Certificate is attached hereto as Exhibit 3.1 and incorporated herein by reference.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The information set forth under the caption “Item 3.03 Material Modification to Rights of Security Holders” is incorporated herein by reference.

Item 8.01 Other Events.

SCC, SunGard Capital Corp. II (“SCC II”), SunGard Holding Corp. (“Holdings”), SunGard Holdco LLC (“LLC”), SunGard Data Systems Inc. (“SunGard”) and certain stockholders of SCC and SCC II are parties to (i) a Principal Investor Agreement, dated as of August 10, 2005, as amended (the “Principal Investor Agreement”), (ii) a Participation, Registration Rights and Coordination Agreement, dated as of August 10, 2005 (the “Participation Agreement”), and (iii) a Stockholders Agreement, dated as of August 10, 2005, as amended (the “Stockholders Agreement”), each of which was filed as an Exhibit to SunGard’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2005. The Principal Investor Agreement, the Participation Agreement and the Stockholders Agreement were entered into in connection with the acquisition of SunGard on August 11, 2005 by a consortium of private equity investment funds associated with Bain Capital Partners, The Blackstone Group, Goldman Sachs & Co., Kohlberg Kravis Roberts & Co., Providence Equity Partners, Silver Lake and TPG.

In connection with the filing of the Restated Certificate, SCC, SCC II, Holdings, LLC, SunGard and certain stockholders of SCC and SCC II amended and restated each of the Principal Investor Agreement, the Participation Agreement and the Stockholders Agreement. The Stockholders Agreement was primarily amended to give to the holders of Class A-1 through Class A-7 of SCC’s common stock equivalent rights to those specific class rights that were removed from the Restated Certificate and to make certain other amendments incidental thereto. Each of the Principal Investor Agreement and the Participation Agreement were amended to make certain amendments incidental to the foregoing.

Copies of the amended and restated Principal Investor Agreement, Participation Agreement and Stockholders Agreement are attached hereto as Exhibits 10.1, 10.2 and 10.3, respectively, and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Exhibit Title

3.1	Second Amended and Restated Certificate of Incorporation of SunGard Capital Corp.

10.1	Amended and Restated Principal Investor Agreement, dated as of November 7, 2012, by and among SunGard Capital Corp., SunGard Capital Corp. II, SunGard Holding Corp., SunGard Holdco LLC, SunGard Data Systems Inc. and the Principal Investors.

10.2	Amended and Restated Participation, Registration Rights and Coordination Agreement, dated as of November 7, 2012, by and among SunGard Capital Corp., SunGard Capital Corp. II, SunGard Holding Corp., SunGard Holdco LLC, SunGard Data Systems Inc. and Certain Persons who will be Stockholders of SunGard Capital Corp. and SunGard Capital Corp. II.

10.3	Amended and Restated Stockholders Agreement, dated as of November 7, 2012, by and among SunGard Capital Corp., SunGard Capital Corp. II, SunGard Holding Corp., SunGard Holdco LLC, SunGard Data Systems Inc. and Certain Stockholders of SunGard Capital Corp. and SunGard Capital Corp. II.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SunGard Capital Corp. SunGard Capital Corp. II

November 13, 2012	By:	/s/ Victoria E. Silbey
		Name:	Victoria E. Silbey
		Title:	Vice President

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SunGard Data Systems Inc.

November 13, 2012	By:	/s/ Victoria E. Silbey
		Name:	Victoria E. Silbey
		Title:	Senior Vice President – Legal and Chief Legal Officer

Exhibit Index

Exhibit Number	Exhibit Title

3.1	Second Amended and Restated Certificate of Incorporation of SunGard Capital Corp.

10.1	Amended and Restated Principal Investor Agreement, dated as of November 7, 2012, by and among SunGard Capital Corp., SunGard Capital Corp. II, SunGard Holding Corp., SunGard Holdco LLC, SunGard Data Systems Inc. and the Principal Investors.

10.2	Amended and Restated Participation, Registration Rights and Coordination Agreement, dated as of November 7, 2012, by and among SunGard Capital Corp., SunGard Capital Corp. II, SunGard Holding Corp., SunGard Holdco LLC, SunGard Data Systems Inc. and Certain Persons who will be Stockholders of SunGard Capital Corp. and SunGard Capital Corp. II.

10.3	Amended and Restated Stockholders Agreement, dated as of November 7, 2012, by and among SunGard Capital Corp., SunGard Capital Corp. II, SunGard Holding Corp., SunGard Holdco LLC, SunGard Data Systems Inc. and Certain Stockholders of SunGard Capital Corp. and SunGard Capital Corp. II.